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                                                                    EXHIBIT 23.2


                   [INTERNATIONAL DATA CORPORATION LETTERHEAD]



October 23, 2000

Eureka Endo
Public Relations Manager
VA Linux Systems, Inc.
47071 Bayside Parkway
Fremont, CA 94538

Dear Ms. Endo,

Per our discussion, you have permission to include the following statistic stated below in VA Linux's Form 10-K filing with Securities Exchange Commission, for your fiscal year ended July 28, 2000:

    According to statistics released by International Data Corporation's Worldwide Quarterly Server Tracker in September 2000, in the second calendar quarter of 2000, VA Linux ranked as the number two vendor of Linux servers in the United States, based on factory revenue, with 20% market share, and number three worldwide.

Sincerely,

/s/ Vernon Turner
----------------------------
Vernon Turner
Vice President, Worldwide Commercial Systems and Servers
International Data Corporation